Exhibit II.

FOR IMMEDIATE RELEASE           Contact: Michael P. McMasters
January 10, 1997                         Vice President, Treasurer & CFO
NYSE Symbol:  CPK                        (302) 734-6799


                     CHESAPEAKE UTILITIES CORPORATION
                  ENTERS AGREEMENT TO PURCHASE THE STOCK
                      OF TRI-COUNTY GAS COMPANY, INC.

  Chesapeake Utilities Corporation ("Chesapeake") announced today that its Board of Directors has approved an agreement to purchase all of the outstanding shares of Tri-County Gas Company, Inc. ("Tri-County"), a family-owned and operated propane distribution business headquartered in
Salisbury, Maryland, to be operated as a subsidiary of Chesapeake.   In the
transaction, which would be accounted for as a pooling of interests, Tri-County shareholders will receive 639,000 shares of Chesapeake common stock for all the outstanding common stock of Tri-County and its affiliated companies. After the purchase of Tri-County s stock, the total number of Chesapeake outstanding shares will be approximately 4,439,000. The Tri-County owners have agreed to stay on as officers of Tri-County.

  Excluding one time merger costs, this transaction is expected to have an immediate positive effect on earnings per share. The purchase, which is subject to regulatory and other required approvals and customary conditions of closing, is expected to close by March 31, 1997. The combined operations of the two companies served approximately 32,000 propane customers on the Delmarva Peninsula and delivered approximately 30 million retail and wholesale gallons of propane during 1996. Chesapeake also provides natural gas to approximately 35,000 customers in certain sections of Delaware, Maryland and Florida.

  This press release includes forward looking information relating to the proposed business combination, including its anticipated impact on earnings per share. This forward looking information involves risks and uncertainties that could cause actual results to differ materially, including without limitation, whether or not the proposed acquisition actually occurs, actual performance for the periods indicated, the actual costs of the acquisition, and the ability of the combined company to execute the anticipated integration and realize the expected synergies.

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